Exhibit 10.2
FOR IMMEDIATE RELEASE
CLOSING DATE EXTENDED FOR CASA HERRADURA TRANSACTION
     Louisville, KY, January 11, 2007 — Brown-Forman Corporation and Grupo Industrial Herradura, S.A. de C.V. and its subsidiaries (Casa Herradura), have mutually agreed that the closing date for Brown-Forman’s acquisition of the Mexican tequila company will be extended to no later than January 18, 2007.
     Brown-Forman announced on August 28, 2006 that it had reached agreement with the owners of Casa Herradura to purchase substantially all of their 136-year-old company’s related assets for $876 million dollars.
     Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel’s, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, and Hartmann Luggage.
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